Exhibit 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/Media Contact:	Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES THIRD QUARTER SALES AND EARNINGS

DANBURY, CT., April 24, 2007 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported sales and earnings for the three and nine months ended March 31, 2007.

Three Month Results

Net delivered sales for the quarter ended March 31, 2007 amounted to $246.5 million as compared to $267.1 million in the prior year quarter. Net delivered sales for the Company’s Retail division decreased 0.3% to $167.7 million, while Wholesale sales decreased 10.6% to $171.9 million during that same period. Comparable Ethan Allen design center delivered sales decreased 8.6% as compared to the prior year quarter.

For the quarter ended March 31, 2007, earnings per share amounted to $0.54 on net income of $17.5 million. This compares to earnings per share and net income of $0.59 and $20.0 million, respectively, in the prior year comparable period.

Nine Month Results

For the nine months ended March 31, 2007, net delivered sales totaled $746.8 million as compared to $794.4 million in the prior year comparable period. Net delivered sales for the Company’s Retail division increased 0.9% to $511.1 million, while Wholesale sales decreased 11.6% to $493.2 million during that same period. Comparable Ethan Allen design center delivered sales decreased 6.4% as compared to the prior year comparable period.

For the nine months ended March 31, 2007, earnings per share, which includes a previously announced September 2006 restructuring and impairment charge, amounted to $1.50 on net income of $48.7 million. This compares to earnings per share and net income of $1.85 and $63.3 million, respectively, in the prior year comparable period which included a September 2005 restructuring and impairment charge. Excluding the impact of these charges in both periods, earnings per share amounted to $1.76 on net income of $57.2 million in the current year period as compared to earnings per share and net income of $1.93 and $65.9 million, respectively, in the prior year comparable period.

Farooq Kathwari, Chairman and CEO, commented: "We are pleased to report quarterly operating earnings of 11.4% of sales despite continued softness within the home furnishings retail environment and a 7.7% decline in sales. As we have stated previously, results for the March 2006 quarter were favorably impacted by stronger economic conditions and our initiative to reduce lead times associated with the delivery of our products to the consumer, thereby substantially reducing our backlog during that period. As a result, we experienced a 15.5% increase in sales during the prior year period, making for very challenging year-over-year comparisons. For the nine months ended March 2007, we generated nearly $70 million in operating cash, utilizing approximately $59 million for capital expenditures and acquisitions. In addition, we’ve repurchased $40 million of our common stock, including 581,200 shares during the recent quarter at a cost of approximately $20 million, or $35.00 per share.”

Mr. Kathwari further stated: “Our goal remains the positioning of Ethan Allen as a leading provider of interior design solutions. In order to achieve this objective, we continue to focus on service within all facets of our business, including improving the caliber of our associates at retail; developing stylish, high-quality products that reflect good value; and opening and/or relocating new design centers in key markets. We believe that these efforts, along with our comprehensive and coordinated marketing programs, provide us a distinct competitive advantage and an opportunity to grow our business.”

Commenting on business trends, Mr. Kathwari continued: “While we recognize that the home furnishings retail environment remains uncertain, some positive trends have emerged in recent weeks. In addition, we continue to believe that our strategic initiatives provide us stronger positioning as conditions improve. As a result, we believe that we have the opportunity to generate earnings per share for the quarter ended June 30, 2007 in line with the current range of analyst estimates.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 310 design centers in the United States and abroad, of which 154 are Company-owned.

Ethan Allen has 9 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Tuesday, April 24th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	3/31/07	3/31/06	3/31/07	3/31/06
Net Sales	$246.5	$267.1	$746.8	$794.4
Gross Margin	52.1%	50.5%	52.0%	50.5%
Operating Margin	11.4%	12.5%	10.6%	13.3%
Operating Margin (ex restructuring &
impairment charge (credit))	11.3%	12.5%	12.4%	13.9%
Net Income	$17.5	$20.0	$48.7	$63.3
Net Income (ex restructuring & impairment
charge (credit))	$17.4	$20.0	$57.2	$65.9

Operating Cash Flow	$13.7	$26.0	$69.9	$92.0
Capital Expenditures	$12.5	$7.1	$47.4	$28.3
Acquisitions	$1.8	$4.6	$11.4	$6.3
Treasury Stock Repurchases (settlement date basis)	$16.9	$–	$34.6	$51.1

EBITDA	$34.5	$38.5	$97.3	$121.2
EBITDA as % of Net Sales	14.0%	14.4%	13.0%	15.3%
EBITDA (ex restructuring & impairment charge (credit))	$34.3	$38.5	$110.8	$125.5
EBITDA as % of Net Sales (ex restructuring
& impairment charge (credit))	13.9%	14.4%	14.8%	15.8%

Selected Financial Data by Business Segment:

	Three Months Ended			Nine Months Ended
Retail	3/31/07		3/31/06	3/31/07	3/31/06
Net Sales	$167.7		$168.2	$511.1	$506.6
Operating Margin	(0	.1)%	0.1%	1.7%	2.2%

	Three Months Ended		Nine Months Ended
Wholesale	3/31/07	3/31/06	3/31/07	3/31/06
Net Sales	$171.9	$192.2	$493.2	$558.2
Operating Margin	18.5%	17.7%	14.9%	17.4%
Operating Margin (ex restructuring & impairment charge (credit))	18.4%	17.7%	17.6%	18.2%

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net sales	$246,539	$267,071	$746,781	$794,388
Cost of sales	118,023	132,325	358,186	393,248

Gross profit	128,516	134,746	388,595	401,140
Operating expenses:
Selling	54,880	58,340	164,093	166,291
General & administrative	45,729	43,067	132,214	124,787
Restructuring & impairment charge (credit)	(180)	–	13,442	4,241

Total operating expenses	100,429	101,407	309,749	295,319

Operating income	28,087	33,339	78,846	105,821
Interest & other miscellaneous income	2,339	1,747	7,146	2,950
Interest & other related financing costs	2,927	3,095	8,780	6,497

Income before income tax expense	27,499	31,991	77,212	102,274
Income tax expense	10,000	11,997	28,469	38,986

Net income	$17,499	$19,994	$48,743	$63,288

Basic earnings per share:
Net income per share	$0.55	$0.61	$1.54	$1.90

Basic weighted average shares outstanding	31,656	33,021	31,736	33,340

Diluted earnings per share:
Net income per share	$0.54	$0.59	$1.50	$1.85

Diluted weighted average shares outstanding	32,352	34,046	32,495	34,173

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2007 (unaudited)	June 30, 2006

Assets
Current Assets:
Cash and cash equivalents	$132,946	$173,801
Accounts receivable, net	18,811	22,179
Inventories	180,753	189,650
Prepaid expenses and other current assets	49,767	31,289
Deferred income taxes	5,983	8,696

Total current assets	388,260	425,615
Property, plant, and equipment, net	316,606	294,170
Intangible assets, net	91,094	87,899
Other assets	5,932	6,416

Total Assets	$801,892	$814,100

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$39	$39
Customer deposits	53,532	53,203
Accounts payable	25,564	28,549
Accrued expenses and other current liabilities	62,386	65,786

Total current liabilities	141,521	147,577
Long-term debt	202,838	202,748
Other long-term liabilities	12,054	12,151
Deferred income taxes	34,250	34,182

Total liabilities	390,663	396,658
Shareholders’ equity	411,229	417,442

Total Liabilities and Shareholders’ Equity	$801,892	$814,100